Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Creatd, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Share(2)	Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable upon Company puts under Investment Agreement	457(c)	27,000,000	$0.033	$972,000	$0.0001102	$98.19

Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$972,000		$98.19
	Total Fees Previously Paid							$107.11
	Total Fees Offsets
	Net Fee Due							0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock (as defined below) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported trading prices of Common Stock as reported on the OTCQB Marketplace operated by OTC Markets Group Inc. on August 29, 2023.
(3)	The fee is calculated by multiplying the aggregate offering amount by $0.0001102, pursuant to Section 6(b) of the Securities Act of 1933.